UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STEVIA NUTRA CORP.
(Exact Name of Registrant in its Charter)

Nevada	333-170128	27-3038945
(State or other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification No.)

37 Bannisters Road, Corner Brook, Newfoundland, Canada, A2H1M5
(709) 660-3056
 (Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Copies of communications to:
Gregg E. Jaclin, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite204
Manalapan, NJ 07726
Tel. No.: (732) 409-1212
Fax No.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share, issuable pursuant to the Equity Credit Agreement	19,312,500	$0.11	$2,124,375	$289.77

(1)
We are registering 312,500 shares of our common stock issued to Fairhills Capital Offshore Ltd. (“Fairhills” or “Selling Security Holder”) pursuant to a securities purchase agreement (the “Securities Purchase Agreement”) between Fairhills and the registrant entered into on August 20, 2012.

(2)
We are registering 19,000,000 shares of our common stock (“Put Shares”) that we will put to Fairhills pursuant to an investment agreement (the “Investment Agreement”) between Fairhills and the registrant entered into on August 20, 2012. In the event of stock splits, stock dividends or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the event that the adjustment provisions of the Investment Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.

(3)
The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) of the Securities Act on the basis of the closing bid price of the common stock of the registrant as reported on the OTCBB on November 5, 2012.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

19,312,500 SHARES OF
STEVIA NUTRA CORP.
COMMON STOCK

This prospectus relates to: (1) the resale of 312,500 shares of our common stock (the “Security Shares”), par value $0.001 per share issued to Fairhills Capital Offshore Ltd., a Cayman Island exempt company (“Fairhills”) pursuant to a security purchase agreement (the “Security Purchase Agreement”) entered into with Fairhills, and (2) up to 19,000,000 shares of our common stock (the “Put Shares” and, together with the Security Shares, the “Shares”), par value $0.001 per share issuable to Fairhills, a selling stockholder pursuant to a “put right” under an investment agreement (the “Investment Agreement”) that we entered into with Fairhills. The Investment Agreement permits us to “put” up to three million dollars ($3,000,000) in shares of our common stock to Fairhills over a period of up to thirty-six (36) months. We will not receive any proceeds from the resale of these shares of common stock. However, we will receive proceeds from the sale of securities pursuant to our exercise of this put right offered by Fairhills. Fairhills will bear all costs associated with this registration, except for accounting fees and expenses.

The selling stockholder may offer all or part of the Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Fairhills is paying all of the registration expenses incurred in connection with the registration of the Shares except for accounting fees and expenses and we will not pay any of the selling commissions, brokerage fees and related expenses.

Our Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the ticker symbol “STNT.” On November 5, 2012, the closing price of our common stock was $0.11 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is: October __, 2012

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus.  This summary does not contain all the information that you should consider before investing in the common stock of Stevia Nutra Corp. (referred to herein as the “Company,” “Stevia Nutra,” “we,” “our,” and “us”). You should carefully read the entire Prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements before making an investment decision.

Business Overview

AAA Best Car Rental Inc. was incorporated in Nevada on April 30, 2010. We planned to offer discounted car rental services, by acquiring late model vehicles from used car auctions.  On January 4, 2012 we underwent a change of control and a change in management through the purchase of 8,000,000 pre-split shares of our stock by Atlantic and Pacific Communications Inc., from our former director and officer, Suresh Gupta.  On January 11, 2012 we received approval from our board of directors, and Atlantic and Pacific Communications Inc., our majority shareholder, to effect a change of name to Stevia Nutra Corp., an increase in our authorized capital to 200,000,000 shares of common stock and a forward split of our currently issued and outstanding shares on a 1 old for 15 new basis.  On January 25, 2012, we filed a certificate of amendment to change our name to Stevia Nutra Corp., with the Secretary of State of Nevada.  We maintain our business offices at 37 Bannisters Road, Corner Brook, Newfoundland, Canada, A2H 1M5, and our telephone number is (709) 660-3056.

Effective March 5, 2012, in accordance with approval from the Financial Industry Regulatory Authority (“FINRA”), we changed our name from AAA Best Car Rental Inc. to Stevia Nutra Corp.  In addition, our issued and outstanding shares of common stock increased from 10,400,000 shares of common stock to 156,000,000 shares of common stock, par value of $0.001, pursuant to a 1:15 forward split of our issued and outstanding shares of common stock.

Also effective March 5, 2012, our authorized capital increased from 75,000,000 shares of common stock to 200,000,000 shares of common stock, par value of $0.001.

Our common stock is traded over-the-counter on the OTCBB under the ticker symbol “STNT.”

On August 20, 2012, we entered into an investment agreement (the “Investment Agreement”) with Fairhills Capital Offshore Ltd., a Cayman Islands exempted company (“Fairhills”). Pursuant to the terms of the Investment Agreement, Fairhills shall commit to purchase up to Three Million ($3,000,000) Dollars of our common stock over a period of up to thirty-six (36) months.

In connection with the Investment Agreement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with Fairhills. Pursuant to the Registration Rights Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) covering 11,000,000 shares of the common stock underlying the Investment Agreement within 21 days after the closing of the Investment Agreement. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 120 days after the closing of the Investment Agreement and maintain the effectiveness of such registration statement until termination in accordance with the Investment Agreement.

In connection with the Financing Agreement, we also entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Fairhills.  Pursuant to the agreement, Fairhills has agreed to purchase 312,500 shares of our common stock at $0.24 per share for total proceeds of $75,000.

Where You Can Find Us

Our principal executive office location and mailing address is 7 Bannisters Road, Corner Brook, Newfoundland, Canada, A2H1M5, and our telephone number is (709) 660-3056.

THE OFFERING

Common stock offered by Selling Stockholder	19,312,500 shares of common stock.

Common stock outstanding before the offering	77,430,834 shares of common stock as of the date hereof.

Common stock outstanding after the offering	96,743,334 shares of common stock.

Use of proceeds
We will not receive any proceeds from the sale of Shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the Investment Agreement. The proceeds received under the Investment Agreement will be used for payment of general corporate and operating expenses.

OTCBB Trading Symbol	STNT

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 3.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this Prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this Prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Much of the information included in this annual report includes or is based upon estimates, projections or other "forward-looking statements". Such forward-looking statements include any projections or estimates made by us and our management in connection with our business operations. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein.

Such estimates, projections or other "forward-looking statements" involve various risks and uncertainties as outlined below. We caution the reader that important factors in some cases have affected and, in the future, could materially affect actual results and cause actual results to differ materially from the results expressed in any such estimates, projections or other "forward-looking statements".

RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY MAY NOT SERVE AS AN ADEQUATE BASIS TO JUDGE OUR FUTURE PROSPECTS AND RESULTS OF OPERATIONS.

We are at the development stage of our business model and therefore our operating history to date is reflective of early planning and development. While growing operations in Cambodia are progressing as expected there could be unforeseen variables that could impact either positively or negatively on operations.

OUR INDEPENDENT AUDITOR HAS RAISED DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Our independent auditor expressed substantial doubt as to our ability to continue as a going concern.

NEWLY DEVELOPED PRODUCTS MAY NOT BE COMPATIBLE WITH MARKET NEEDS RESULTING IN AN ADVERSE EFFECT ON OUR SALES AND EARNINGS.

Our business is particularly subject to changing consumer trends and preferences.  Our continued success depends in part on our ability to anticipate and respond to these changes, and we may not respond in a timely or commercially appropriate manner to such changes.  If we fail to invest in extensive market research on consumer health needs in each market we target, we may face limited market acceptance of our products, which could have a material adverse effect on our sales and earnings.

WE MAY ENCOUNTER SUBSTANTIAL COMPETITION IN OUR BUSINESS AND FAILURE TO COMPETE EFFECTIVELY MAY ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUE.

We believe that existing and new competitors will continue to improve their products and to introduce new products with competitive price and performance characteristics. We expect that we will be required to continue to invest in product development and productivity improvements to compete effectively in our markets. Our competitors could develop more efficient products or undertake more aggressive and costly marketing campaigns than ours, which may adversely affect our marketing strategies and could have a material adverse effect on our business, results of operations and financial condition.

Important factors affecting our ability to compete successfully include:

●	the taste and flavor of products;
●	trade and consumer promotions;
●	rapid and effective development of new, unique cutting edge products;
●	attractive and different packaging;
●	branded product advertising; and
●	pricing

In periods of reduced demand for our products, we can either choose to maintain market share by reducing our selling prices to meet competition or maintain selling prices, which would likely sacrifice market share. Sales and overall profitability would be reduced in either case. In addition, we cannot assure that additional competitors will not enter our existing markets, or that we will be able to compete successfully against existing or new competition.

WE RELY ON THE SERVICES OF CERTAIN KEY PERSONNEL. IF WE FAIL TO KEEP THEM EMPLOYED IT MAY HAVE A MATERIAL ADVERSE EFFECT ON FULFILLING OUR BUSINESS PLAN.

Our business relies on the efforts and talents of our President, Treasurer and Chairman Brian W. Dicks and Chief Executive Officer, Dr. Hilary Rodrigues. The loss of Mr. Dicks’ service could adversely affect the general operations of our business. Although we have entered into a consulting agreement, pursuant to which Mr. Dicks has agreed to provide consulting services as the Company’s chief executive officer and president for a period ending June 1, 2014, and Mr. Dicks has not indicated any intention of leaving us, the loss of his service for any reason could have a very negative impact on our ability to fulfill on our business plan. Dr. Rodrigues will be coordinating the Company’s consumer product development initiative. His skill set is of significant value to this project and his early departure would slow progress in this area. Dr. Rodrigues does not have a contract with the Company but is a shareholder.

Our business also relies on the efforts of our Chief Agronomy Officer, Dr. Ahmend Attia El Sheikh.

The loss of Dr. El Sheik would have significant negative impact on our Cambodia growing operations. However Dr. El Sheik has entered into a five year consulting contract and is unlikely to break the contract as it provides him with both income and share equity incentive  and the opportunity to pursue his profession on a global scale.

WE MAY NOT BE ABLE TO HIRE AND RETAIN QUALIFIED PERSONNEL TO SUPPORT OUR GROWTH AND IF WE ARE UNABLE TO RETAIN OR HIRE SUCH PERSONNEL IN THE FUTURE, OUR ABILITY TO IMPROVE OUR PRODUCTS AND IMPLEMENT OUR BUSINESS OBJECTIVES COULD BE ADVERSELY AFFECTED.

If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and senior technology personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior technology personnel, or attract and retain high-quality senior executives or senior technology personnel in the future. Such failure could materially and adversely affect our future growth and financial condition.

OUR MANAGEMENT CONCLUDES THAT OUR DISCLOSURE CONTROLS AND PROCEDURES WERE NOT EFFECTIVE, WHICH MAY PREVENT US FROM FILING REPORTS REQUIRED BY THE APPLICABLE LAWS AND REGULATIONS WITHINTHE TIME FRAME REQUIRED BY THE APPLICABLE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

Our management concludes that our disclosure controls and procedures are not effective to ensure that information required to be disclosed by us in the responses we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules due to that the fact that we have not completed the process of formally documenting internal controls. Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports timely or prevent fraud, our business reputation and operating results could be harmed. Failure to achieve and maintain an effective internal control environment could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of our common stock.

PRODUCT LIABILITY CLAIMS AGAINST US COULD RESULT IN ADVERSE PUBLICITY AND POTENTIALLY SIGNIFICANT MONETARY DAMAGES.

As with other food producers, we are also exposed to risks associated with product liability claims if the consumption of our products results in injury or illness. We cannot predict what impact such product liability claims or resulting negative publicity would have on our business or on our brand image. The successful assertion of product liability claims against us could result in potentially significant monetary damages, diversion of management resources and require us to make significant payments and incur substantial legal expenses, although we do carry product liability insurance for potential product liability claims.   Even if a product liability claim is not successfully pursued to judgment by a claimant, we may still incur substantial legal expenses defending against such a claim. Finally, serious product quality concerns could result in governmental action against us, which, among other things, could result in the suspension of production or distribution of our products, loss of certain licenses, or other governmental penalties.

WE COMPETE IN AN INDUSTRY THAT IS BRAND-CONSCIOUS, AND UNLESS WE ARE ABLE TO ESTABLISH AND MAINTAIN BRAND NAME RECOGNITION OUR SALES MAY BE NEGATIVELY IMPACTED.

Our business is substantially dependent upon awareness and market acceptance of our products and brand by our targeted consumers. In addition, our business depends on acceptance by our independent distributors and consumers of our brand. Although we believe that we have made progress towards establishing market recognition for our brand in the industry, it is too early in the product life cycle of the brand to determine whether our products and brand will achieve and maintain satisfactory levels of acceptance by independent distributors, grocery stores, retailers and consumers.

WE RELY PRIMARILY ON THIRD-PARTY DISTRIBUTORS AND INDEPENDENT RETAILERS, AND THIS COULD NEGATIVELY AFFECT OUR ABILITY TO EFFICIENTLY AND PROFITABLY DISTRIBUTE AND MARKET OUR PRODUCTS, MAINTAIN OUR EXISTING MARKETS AND EXPAND OUR BUSINESS INTO OTHER GEOGRAPHIC MARKETS.

Except for the sales through the internet, we do not sell our products directly to our end customers. We primarily rely on third-party distributors and retailers for the sale and distribution of our products. To the extent that our distributors are distracted from selling our products or do not expend sufficient efforts in managing and selling our products, our sales will be adversely affected. Our ability to maintain our distribution network and attract additional distributors will depend on a number of factors, many of which are outside our control. Some of these factors include: (i) the level of demand for our brand and products in a particular distribution area; (ii) our ability to price our products at levels competitive with those offered by competing products and (iii) our ability to deliver products in the quantity and at the time ordered by distributors.

There can be no assurance that we will be able to meet all or any of these factors in any of our current or prospective geographic areas of distribution. Furthermore, shortage of adequate working capital may make it impossible for us to do so. Our inability to achieve any of these factors in a geographic distribution area will have a material adverse effect on our relationships with our distributors in that particular geographic area, thus limiting our ability to maintain and expand our market, which will likely adversely affect our revenues and financial results.

WE MAY NEVER PAY ANY DIVIDENDS TO SHAREHOLDERS.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

ARE FUTURE OPERATIONS RELIANT ON ADDITIONAL CAPITAL

Additional bridge financing via debt or equity will be required in addition to the $75K received as part of the Fairhills agreement. We estimate that amount to be approximately $100K. Additionally should the Company proceed with its plans to establish refining facilities it will have to source additional capital at that time. However this event is approximately twenty-four months away.

RISKS RELATED TO OUR COMMON STOCK

OUR COMMON STOCK IS QUOTED ON THE OTC BULLETIN BOARD WHICH MAY HAVE AN UNFAVORABLE IMPACT ON OUR STOCK PRICE AND LIQUIDITY.

Our Common Stock is quoted on the OTC Bulletin Board.  The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or Nasdaq system.  The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our Common Stock, could depress the trading price of our Common Stock and could have a long-term adverse impact on our ability to raise capital in the future.

THERE IS LIMITED LIQUIDITY ON THE OTCBB.

When fewer shares of a security are being traded on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our Common Stock, there may be a lower likelihood of one's orders for shares of our Common Stock being executed, and current prices may differ significantly from the price one was quoted at the time of one's order entry.

OUR COMMON STOCK IS THINLY TRADED, SO YOU MAY BE UNABLE TO SELL AT OR NEAR ASKING PRICES OR AT ALL IF YOU NEED TO SELL YOUR SHARES TO RAISE MONEY OR OTHERWISE DESIRE TO LIQUIDATE YOUR SHARES.

Currently our Common Stock is quoted in the OTC Bulletin Board market and the trading volume we will develop may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in Bulletin Board stocks and certain major brokerage firms restrict their brokers from recommending Bulletin Board stocks because they are considered speculative, volatile and thinly traded. The OTC Bulletin Board market is an inter-dealer market much less regulated than the major exchanges and our Common Stock is subject to abuses, volatility and shorting. Thus there is currently no broadly followed and established trading market for our Common Stock. An established trading market may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded there.

The trading volume of our Common Stock has been and may continue to be limited and sporadic. As a result of such trading activity, the quoted price for our Common Stock on the OTC Bulletin Board may not necessarily be a reliable indicator of its fair market value. Further, if we cease to be quoted, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our Common Stock and as a result, the market value of our Common Stock likely would decline.

OUR COMMON STOCK IS SUBJECT TO PRICE VOLATILITY UNRELATED TO OUR OPERATIONS.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our Common Stock.

YOU MAY BE UNABLE TO SELL YOUR COMMON STOCK AT OR ABOVE YOUR PURCHASE PRICE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES TO YOU.

The following factors may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain its current market price, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD, WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF SHAREHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Companies trading on the OTC Bulletin Board, such as Stevia Nutra, must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

OUR COMMON STOCK ARE CLASSIFIED AS A “PENNY STOCK” AS THAT TERM IS GENERALLY DEFINED IN THE SECURITIES EXCHANGE ACT OF 1934 TO MEAN EQUITY SECURITIES WITH A PRICE OF LESS THAN $5.00. OUR COMMON STOCK WILL BE SUBJECT TO RULES THAT IMPOSE SALES PRACTICE AND DISCLOSURE REQUIREMENTS ON BROKER-DEALERS WHO ENGAGE IN CERTAIN TRANSACTIONS INVOLVING A PENNY STOCK.

The SEC has adopted regulations which generally define so-called "penny stocks" to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. As of February 10 , 2011, the closing sale price of our common stock was $0.52 per share and, therefore, it is designated a "penny stock." As a "penny stock," our Common Stock may become subject to Rule 15g-9 under the Exchange Act of 1934, or the "Penny Stock Rule." This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses).

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.  In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

●	The basis on which the broker or dealer made the suitability determination, and

●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our Common Stock, if and when our Common Stock becomes publicly traded. In addition, the liquidity for our Common Stock may decrease, with a corresponding decrease in the price of our Common Stock. Our Common Stock, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their common stock.

There can be no assurance that our Common Stock will qualify for exemption from the Penny Stock Rule. In any event, even if our Common Stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of a penny stock if the SEC determines that such a restriction would be in the public interest.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements. When used in this Prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this Prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the Investment Agreement. The proceeds received from any “Puts” tendered to Fairhills under the Investment Agreement will be used for payment of general corporate and operating expenses.

DILUTION

The sale of our common stock to Fairhills in accordance with the Investment Agreement will have a dilutive impact on our shareholders.  As a result, our net loss per share could increase in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Fairhills in order to drawdown pursuant to the Investment Agreement. If our stock price decreases during the Pricing Period, then our existing shareholders would experience greater dilution.

SELLING SECURITY HOLDERS

We are registering for resale shares of our common stock that are issued and outstanding held by the selling stockholder identified below. We are registering the Shares to permit the selling stockholder and its pledgees, donees, transferees and other successors-in-interest that receive their shares from the selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this Prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.”  As of the date of this Prospectus there are 77,430,834 shares of common stock issued and outstanding.

The following table sets forth:

●	the name of the selling stockholder,

●	the number of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this Prospectus,

●	the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this Prospectus, and

●
the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder).

The selling stockholder has never served as our officer or director or any of its predecessors or affiliates within the last three years, nor has the selling stockholder had a material relationship with us.

The selling stockholder is neither a broker-dealer nor an affiliate of a broker-dealer. The selling stockholder did not have any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

The selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholder will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares pursuant to this Prospectus.

Name	Shares of Common Stock Beneficially Owned prior to Offering (1)	Maximum Number of Shares of Common Stock to be Offered	Number of Shares of Common Stock Beneficially Owned after Offering	Percent Ownership after Offering

Fairhills Capital Offshore Ltd. (2)	19,312,500	19,312,500	0	0%
______________

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(2)
As the General Partner, Fairhills Capital Offshore, LP, which is controlled by Edward Bronson, Managing Member, has the voting and dispositive power over the shares owned by Fairhills Capital Offshore Ltd.

PLAN OF DISTRIBUTION

The selling stockholder and any of its respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales after this registration statement becomes effective;

●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholder or any of its respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Fairhills has agreed to pay all fees and expenses incident to the registration of the shares of common stock.

The selling stockholder acquired the securities offered hereby in the ordinary course of business and have advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

If the selling stockholder uses this Prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act of 1933.

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholder.

During such time as it may be engaged in a distribution of any of the shares we are registering by this registration statement, Fairhills is required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed Fairhills that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised Fairhills of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

Pursuant to the Fairhills Investment Agreement, Fairhills shall not sell stock short, either directly or indirectly through its affiliates, principals or advisors, our common stock during the term of the agreement.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

We are authorized to issue 200,000,000 shares of common stock, $0.001 par value per share.

Common Stock

As of the date hereof 77,430,834 shares of common stock are issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable.  We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.  All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Holders

As of the date hereof, we have 40 shareholders holding 77,430,834 shares of our issued and outstanding common stock.

Dividends

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The validity of the shares of our common stock offered under this prospectus is being passed upon for us by Anslow & Jaclin, LLP. Anslow & Jaclin, LLP does not own any shares of our common stock.

The financial statements as of and for the years ended July 31, 2011 and July 31, 2010 included in this prospectus and the registration statement have been audited by M&K, CPAs, PLLC to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

Overview

AAA Best Car Rental Inc. was incorporated in Nevada on April 30, 2010. We planned to offer discounted car rental services, by acquiring late model vehicles from used car auctions.  On January 4, 2012 we underwent a change of control and a change in management through the purchase of 8,000,000 shares of our stock by Atlantic and Pacific Communications Inc., from our former director and officer, Suresh Gupta.  On January 11, 2012 we received approval from our board of directors, and Atlantic and Pacific Communications Inc., our majority shareholder, to effect a change of name to Stevia Nutra Corp., an increase in our authorized capital to 200,000,000 shares of common stock and a forward split of our currently issued and outstanding shares on a 1 old for 15 new basis.  On January 25, 2012, we filed a certificate of amendment to change our name to Stevia Nutra Corp., with the Secretary of State of Nevada.  We maintain our business offices at 37 Bannisters Road, Corner Brook, Newfoundland, Canada, A2H 1M5, and our telephone number is (709) 660-3056.

Our current business

As our Company was unable to secure the financing required to continue with the car rental business, on January 4, 2012, in conjunction with the change in control, we changed our business focus the business of cultivation, development and post harvest processing of Stevia plants for use as a sweetener.  On March 9, 2012 we entered into and closed the Land Acquisition Agreement described above.  Our initial plan of operations is to organize an operational team on the ground in Cambodia, open an administration office, construct a Stevia propagation center and construct greenhouses and a nursery.  Following these developments, we anticipate propagating more than 1,000,000 seedlings ready for plantation and commence plant-out on approximately ten hectares of well-suited, arable land in Cambodia.

Products

We are in the development stage and have not yet produced any commercially viable volumes of Stevia leaf.  We have recently acquired rights to land in Cambodia which we anticipate using for Stevia cultivation and production.  As laid out above, we will begin the process of building our Company into a Stevia producer by organizing an operational team and constructing greenhouses, a nursery and a propagation center.

Stevia (Stevia rebaudiana B.) is a crop of the family Asteraceae.  Fresh Stevia leaves are approximately 15 times sweeter than raw cane sugar. In order for the Stevia leaves to be used as a sweetener in baking or cooking and other food additions and preparations, it is necessary to dry the leaves. This process removes the moisture and concentrates sweetness in the leaves. This process also acts as a preservative so the leaves can be used in the future. Once the leaves have been dried, they are crushed and this increases the sweetness from 15 times sweeter than sugar to 30 – 40 times. Dried Stevia leaves can be used to brew tea or as an added sweetener in drinks or cooking. Stevia leaves are an excellent dietary supplement as they contain proteins, iron, calcium, potassium, sodium, magnesium, vitamin A and vitamin C. Stevia leaves can be purchased whole, crushed, in tea bags or as a fine green powder.

Stevia extracts are used to sweeten food and beverages globally; with no known side effects, Stevia extracts have become a major addition to the sweetener and natural food market. In order to extract Stevia, the leaves are harvested during a cold period so that more sugar is accumulated in the leaves. The harvested Stevia leaves are then sun-dried and left in conditions with good air circulation.  The dried leaves are then crushed and put through a clarification and crystallization process where the sweetening elements, known as ‘glycosides’ are extracted (otherwise known as steviaglycocides). A second important component is also extracted at this point, Rebaudioside A (“Reb-A”) which is the sweetest element of the plant, approximately 400 times sweeter than sugar.  Stevia has been actively used in the food industry in Asia since the 1970’s and were pioneered as a processed food additive in Japan.  In 2008 steviol glycosides were recognized as safe for use as a sweetener in foods and beverages in the United States, Mexico, Australia, New Zealand and other countries. At the same time, Reb-A was granted Generally Recognized as Safe (“GRAS”) status by the US Food and Drug Administration (“FDA”).

Rebaudioside A has the least bitterness of all the steviol glycosides in the Stevia plant. To produce Rebaudioside A commercially, Stevia plants are dried and subjected to a water extraction process. This crude extract contains about 50% rebaudioside A; its various glycoside molecules are separated via crystallization techniques, typically using ethanol or methanol as solvent. This allows the manufacturer to isolate pure rebaudioside A

Management of Stevia cultivation is yet to mature in many regions and cultivators are still on a learning curve. While tolerant of most soil types, Stevia is normally grown on a sandy loam or loam. Stevia occurs naturally on soils of ph+ 4 to 5, but thrives with soil ph+ as high as 7.5. However, Stevia does not tolerate saline soils. Normally there is no pest or disease incidence reported in this crop.  Stevia does not appear as a crop that displaces to traditional crops as the coffee, maize, etc., but as a complementary item in agro-product diversification and an economic alternative for the small land holder allowing additional revenue to the farmers.The largest single factor of RebA production is varietal specific. There are many commercially available varieties available today. Low quality leaf either has no buyers or is purchased for low value.  RebA increases as the plant matures and grows and concentrates with sun light over time. Upon flowering, the sweetness content decreases. Accordingly, commercial harvesting is optimal at time of flowering and delaying flowering is the key to commercial farming success so Reb A is maximized.Virtually all of the commercial production of Stevia is today undertaken between 30 and 45 degrees latitude. With new varieties and using altitude, there are also commercial farms in latitude, equatorial regions of Colombia, Peru and Kenya.   Increasingly, more trials are happening in tropical areas. Equatorial (and altitude) locations may compensate for shorter days with higher light intensity resulting in comparable sweetness and RebA content.

Chinese farms typically harvest once or twice a year (due to winter season above 30 degrees latitude). Equatorial Farms such as those in Peru, Colombia and Kenya, can achieve 4 to 6 commercial harvests per year. However, delaying flowering and hence less harvests, likely increases Reb A.  Subsequent yield harvest increases over time as the plant has more branching and a better root system. Some varieties experience a decline in Reb A over time (but this is still not clear on new cultivars). Yields range from 2,000 kg to 16,000 kg per hectare per year and the average is likely on the lower end, from 4,000 to 5,000.

Stevia is commercialized in the shape of dry leaf, concentrated liquid, pulverized leaves or white concentrated powder. The liquid and the pulverized leave have a light herbal aftertaste.  The concentrated liquid of green blackish color is approximately 70 times sweeter than the sugar. The pulverized leaf is some 30 times more sweet that it is a sugar. Stevia, in the shape of white concentrated powder is 150 times sweeter than sugar.

The cultivation and harvest of Stevia is labor intensive.  The process we plan to undertake on our land, as described below, will be carried out by experienced agriculturists to ensure a healthy, fast growing and productive crop. The following is a summary of the steps involved in Stevia cultivation:

●	Ground conditioning: the areas where the crop will be cultivated need to be cleared of debris, shrubs, and any remaining vegetation.

●	Production of fertilizers: organic debris can be process and turned into organic fertilizer for the fields, improving soil nutrients and crop yield.

●	Maintenance of lines and inter rows: This is important in order to promote rapid vegetative growth of Stevia, which takes place from the total cycle of production.

●	Fertilization: This will be conducted to maximize plant growth and maintain nutrients lost at harvest.Natural fertilizers are employed as much as possible.

●
Pruning: this will be done by hand and will begin six months after the first round of pollination. Pruning simply involves removing rotten or damaged branches to maintain the health of the plant. After harvested cycle it use a pre emergent herbicide to control the herb

●
Harvesting: This will occur 4 to 6 times in the year as soon as the leaves ripen to contain maximum total glycoside content. The harvested must be processed quickly in order to minimize the destructive acids that will accumulate after harvested action and will be taken directly to a hopper located close to the fields.Harvested leaf will be taken directly to a hopper located close to the fields.

Once harvested, the dry leaf the raw material will be taken to the dry plant nearby where it will be processed.  The processing is anticipated to take place as follows:

●	Weighing: The fresh row material is weighed when it enters the plant then transferred into the horns to dry.

●	Dry: The Reb A are concentrated by a series of hot air and rotations cylinders machines in the dry plant.

●	Clarification: This is the process by which leafs is separated of the rest of the initial raw material ingress in the industrial section.

●	Concentrate of Reb A: The glycosides are separated and recovered from the remaining mass with ainverse osmosis process.

●	Crystallization process: The crystals are obtained with a spry process.

Market, Customers and Distribution Methods

In 2008, Rebaudioside A, a steviol glycoside, was granted GRAS (Generally Recognized as Safe) status by the US Food and Drug Administration following applications by Cargill and Merisant. Since then, approval by legislators across the world has opened the door to new formulations and reformulations of foods and beverages with zero or reduced calorie content using Stevia. In 2009, Stevia was incorporated into leading soft drinks brands manufactured by Coca-Cola and PepsiCo.

Usage of Stevia has continued to increase in recent years and in 2010 Stevia products were launched across thirty-five countries and 38 categories. Within two years of the USA market opening, Nielsen based retail consumption data indicated almost $1 billion of retail sales. Market research group, Mintel, has said it expected sales of Stevia sweetened products to top $2 billion in 2011. U.K. based Zenith International estimates worldwide sales of Stevia extract reached 3,500 tons in 2010 with an overall market value of $285 million and is forecasting that the global market for Stevia will reach 11,000 tons by 2014 requiring the tripling of Stevia leaf production at the farm level to keep pace with consumer demand.

There were two key developments that have opened the Stevieasweetner market. First, there was proven consumer demand for all-natural reduced calorie products where Stevia was blended with sugar reducing caloric value by 30% to 40% without sacrificing the functionality and taste of sugar. Second, high purity total steviol glycosides with reduced Reb-A content were granted GRAS status by the FDA in July 2010. Costing less than sugar and less than 50% of Reb-A, this allowed Stevia products to be formulated across a wide range of sweetness and create an economic advantage while producing a premium all natural low calorie product desired by the consumer.

The two industry leaders, PureCircle and GLG Life Tech, have partnered with major sugar manufacturers in the US (Imperial Sugar), Denmark (NordZucker), France (Tereos), Great Britain (British Sugar), and Australia (Sugar Australia) to market blended reduced calorie products. SteviaCane is a Steviasucrose retail product being marketed by Natural Sweet Ventures, a joint venture between PureCircle and Imperial Sugar.

The entire sweetener market is nearly $80 billion and split into three main categories: Sugar (82%), High Fructose Corn Syrup (HFCS) - (9%), and High Intensity Sweeteners (HIS) - (9%). Overall the sweetener market is growing, but HFCS and artificial HIS ingredients are being replaced with natural alternatives such as Stevia. In addition, Stevia is being blended with sugar to meet the low calorie consumer requirements while still maintaining functionality and taste.

Stevia’s advantage against artificially produced sweeteners is that it is derived naturally from the plant instead of the chemical processes and formulations that artificial sweeteners use. With growing consumer preference for all-natural products, combined with increasing rates of obesity and diabetes, the demand for an all-natural, zero-calorie sweetener alternative like Stevia is high. Usage of Stevia has continued to increase in recent years. PureCircle, a natural sweetener provider, has estimated that the global Stevia ingredient market could reach $10 billion in just a few years. U.K. based food and drink consultants Zenith International estimated that worldwide sales of Stevia extract reached 3,500 tons in 2010 with an overall market value of $285 million.  Zenith has also forecasted that the global market for Stevia will reach 11,000 tons by 2014 which require the tripling of Stevia leaf production to keep pace with consumer demand.U.K. based food and drink consultants Zenith International estimated that worldwide sales of Stevia extract reached 3,500 tons in 2010 with an overall market value of $285 million.  Zenith has also forecasted that the global market for Stevia will reach 11,000 tons by 2014 which require the tripling of Stevia leaf production to keep pace with consumer demand.(thesemkt growth facts were pointed out a few para’s above)

Once we are able to cultivate and harvest a commercially viable quantity of Stevia leaf, we anticipate entering into off-take agreements with distributors or downstream processors directly for the sale of the leaf.  These buyers will then process the leaf and produce a refined end product to sell to consumers. We anticipate that we will begin producing Stevia end products once we have fully developed our agronomy business.We anticipate that we will begin downstream processing of Stevia end products once we have fully developed our agronomy business and fully control our internal upstream dry leaf production requirements. This strategy will allow us to lock in, 1) dry leaf quality standards, 2) our cost of raw materials and 3) remove uncertainty of dependence on 3rd party dry leaf commodity traders and distributors.

Competition

The Stevia industry is populated with large, multinational companies engaged in a fully integrated Stevia growth and processing business, as well as smaller startups which focus on agronomy or processing.  The Stevia industry is segmented into three main categories

●	Plant Breeding and Farming

●	Extraction and Purification

●	Product Formulation and Marketing

Stevia One S.A.C. ("Stevia One"), Wisdom Natural Brands ("Wisdom") and   GLGLife Tech Corporation (“GLG”) are the major participants in this industry framework.  A tabular summary of these companies is provided below:

Company Name	Operating Segment	Public/Private	Geographic Market	Year of Incorporation

PureCircle	Plant Breeding & Farming, Extraction	Public	Americas, Europe, the Middle East, and the Asia Pacific	2007
Stevia One	Plant Breeding and Farming	Private	Americas, EU	2011
Wisdom	Product Formulation	Private	North America	1982
Stevia Nutra	Plant Breeding and Farming	Public	Asia, EU and the Americas	2012
GLG	Plant Breeding & Farming, Extraction	Public	Global	1998

PureCircle Limited

PureCircle (LSE: PURE) is the world’s leading producer of high purity Stevia ingredients for the global food and beverage industry.  PureCircle is engaged in the production, marketing and distribution of natural sweeteners. The company is headquartered in Bandar Enstek, Malaysia. PureCircle has a license agreement giving it the right to sell high-purity Reb-A under the PureVia™ brand.  With fully owned businesses in Paraguay and Kenya the pace of development is accelerating rapidly. Partners of PureCircle continue to grow in sixteen countries across four continents including the Americas, Europe, the Middle East, and the Asia Pacific.

PureCircle made its initial public offering on the Alternative Investment Market (“AIM”) of the London Stock Exchange in December 2007.  In 2008 PureCircle announced contract extensions with Cargill (an international producer and marketer of food, agricultural, financial and industrial products and services) and entered into contracts with PepsiCo and Whole Earth Sweetener Company for the supply of high-purity Reb-A for the use in beverages, foods and tabletop sweeteners worldwide.  In 2010 they received a US Notice of Allowance from the US Patent and Trademark Office for the production process of its Stevia derived sweeteners.  In addition, on September 7, 2011 PureCircle announced the opening of a new European headquarters in London and the signing of a UK distribution agreement with Prinova Europe, an ingredient and flavor solutions company.

Stevia One

Stevia One is a privately held company with over 250 employees. The company was founded in 2009. They are establishing their company as a leader in Stevia agricultural science and techniques. The company is based in Lima, Peru with farming operations in Northern Peru.  Stevia One's primary focus is to be the largest, lowest cost, highest quality producer of Stevia leaf in the world. Stevia One is the largest single owned plantation globally and they intend to build and operate an extraction facility in the next few years.

Wisdom Natural Brands™

Wisdom Natural Brands™ (formerly Wisdom Herbs) is a privately held company founded by James May in 1982. Wisdom’s objective has been to provide healthy lifestyle choices for consumers. Wisdom is the parent company of two large consumer brands: SweetLeaf™ Sweetener and Wisdom of the Ancients Tea®. Wisdom is now the largest U.S manufacturer of high-purity, water extracted Stevia and it offers a full line of SweetLeaf™ Stevia products in single serve packets, liquid, powder, tablets and concentrate. Wisdom of the Ancients® sells Stevia teas and a range of other health related products including soaps and strainer straws for straining tea.

GLG

GLG is a public company and a world leader in the production of high quality Stevia. Their operations include Stevia seed breeding, propagation, growth and harvest, extraction, refining and formulation.

GLG has been listed as a public company since 2005 and began trading on the Toronto Stock Exchange in December 2007. Their IPO on the NASDAQ was in November 2009. While the Company’s headquarters are based in Vancouver, Canada, GLG’s operations are run out of China. One of GLG’s strongest competitive advantages is the relationship it has with local Chinese provincial and central government agencies which have allowed them to secure agreements in three of China’s largest Stevia growing areas: Dongtai – Jiangsu Province, Mingguang – Anhui Province and Qingdao – Shangdong Province. GLG has 10 year agreements with the governments in Dongtai and Mingguang and a non-binding 20 year agreement with the Juancheng government. These agreements provide GLG with a right of first refusal to purchase all Stevia grown in these cities and exclusivity to process Stevia in these particular cities.

In 2008, GLG signed a strategic alliance and long-term renewable supply agreement with Cargill for the supply of Reb-A extract. GLG has been a supplier to Cargill for three years previous to the new agreement. The conditions of the new alliance mean that GLG would provide a minimum of 80% of Cargill’s Reb-A global requirements for the first five years of the agreement and would be Cargill’s exclusive Chinese supplier.  In December 2010, GLG entered into a joint venture agreement with China Agriculture and Healthy Foods Company Limited (“CAHFC”) to operate All Natural and Zero Calorie Beverage and Foods Company (“ANOC”) which is owned by Dr. Luke Zhang, GLG’s CEO. ANOC was incorporated for the sale and distribution of zero calorie food and beverages contained with GLG’s Stevia extracts in China.

As we are only in the development stages of our operations, we will not effectively compete with any of these established industry participants.  Our main competition will be companies at a similar level of current development, focused on cultivation and production of Stevia leaf.  Though our management believes that the industry is underserviced at this time, we may still compete with these companies, as well as the industry’s more established participants, for resources, financing, land and knowledgeable personnel.

In the face of competition, we may not be successful in cultivating, harvesting and selling our Stevia leaf.  Despite this, we hope to compete successfully in the Stevia industry by:

●	keeping our development and asset acquisition costs low;

●	focusing on the competitive advantages of our geographical location and the experience of our staff and management; and

●	using our size and experience to our advantage by adapting quickly to changing market conditions or responding swiftly to potential opportunities.

Many of the Stevia companies with which we compete for financing and consumers have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on developing their cultivation and harvesting systems. This advantage could enable our competitors to develop their Stevia plantations at a faster rate. Such competition could adversely impact our ability to attain the financing necessary for us to establish our Stevia plantation and their expansions as well as cultivate and harvest a commercially viable amount of Stevia plants.

Intellectual Property

We have not filed for any protection of our trademark, and we do not have any other intellectual property other than a copyright to the contents of our website: www.Stevianutra.com.

Research and Development

To date no amounts have been spent on direct R&D. However the Company plans to enter into an R&D consulting agreement with a third party to assist in the development of a formulation for our consumer product. This amount will be approximately $5K and will likely take place in the month of October 2012.

Reports to Security Holders

We intend to furnish our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year. We file Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K with the Securities and Exchange Commission in order to meet our timely and continuous disclosure requirements.  We may also file additional documents with the Commission if they become necessary in the course of our Company’s operations.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Government Regulations

Stevia extracts may be used in a wide variety of consumer products including soft drinks, vegetable products, tabletop sweeteners, confectioneries, fruit products and processed seafood products, in a wide range of countries, including almost all major markets, and as a dietary supplement in others. Clinical studies have supported the safety and stability of Stevia's various high purity compounds used in food and beverages. There is no known health threat and this is increasing consumer confidence in Stevia as a sugar substitute.
Cargill and Merisant each submitted applications to the United States and Drug Administration (FDA) in 1998 for GRAS approval. On December 17, 2008 the Stevia extract, Reb-A, received GRAS approval.  In December 2008, Australia and New Zealand approved highly purified forms of Stevia extracts as safe for use in food and beverages. Previously, such extracts had only been permitted for use as a dietary supplement in these countries.

Stevia extracts have been sanctioned by the Ministry of Health of China to be used as a food additive, and are listed in the Sanitation Standard of Food Additives.

In July 2010 the FDA issued GRAS clearance for PureCircle's high purity SG95 Stevia product which opened up opportunities for many more applications as well as more cost effective solutions. Further regulatory clearances were secured for Reb-A in Switzerland and France confirming the growing regulatory support for high purity Stevia. Presently in the wider European Union ("EU") and Canada, Stevia extracts are permitted for use only as a dietary supplement.

Efforts to eliminate the EU restrictions are ongoing. The European Stevia Research Center ("ESC") and the European Stevia Association ("EUSTAS") are EU-based organizations that focus on Stevia research and the elimination of the EU's ban on consumption. The ESC is housed at the Laboratory of Functional Biology at the Katholieke Universities Leuven ("KU Leuven") in Belgium and was founded by Professors Jan Geuns of the Laboratory for Functional Biology and Johan Buyse of the Laboratory of Physiology and Immunology of Domestic Animals at KU Leuven.

In June 2007, the Joint Expert Committee on Food Additives ("JECFA") concluded that steviol glycoside showed no adverse affects and was stable for use in food and acidic beverages under normal conditions, and in June 2008, extended its recommendation for acceptable daily intake of up to four mg per kg body weight per day.

In April 2010, at the request from the European Commission, the European Food Safety Authority's scientific panel on additives, the ANS Panel, assessed the safety of steviol glycosides, sweeteners extracted from plant leaves, and established an acceptable daily intake for their safe use. The assessment has been sent to the European Commission which will consider whether or not to authorize the substances in the European Union for their proposed use in particular in sugar free or reduced energy foods such as certain flavored drinks, confectionery with no added sugar or energy reduced soups.

The toxicological testing conducted by the ANS panel showed that the substances are not genotoxic, nor carcinogenic, nor are they linked to any adverse effects on the human reproductive system or for the developing child. The ADS panel set an acceptable daily intake of four mg per kg body weight per day for steviol glycosides, a level consistent with that already established by JECFA.  EUSTAS believes that the current EU ban on Stevia is out of sync with the current global regulatory environment and the EU could grant approval for Stevia in the near future based on the FDA's decisions and JECFA's decision on the acceptable daily intake of Stevia.

Cambodian Regulations

A significant portion of our initial business operations will occur in Cambodia.  We will be generally subject to laws and regulations applicable to foreign investment in Cambodia. The Cambodian legal system is based, at least in part, on written statutes. However, since these laws and regulations are relatively new and the Cambodian legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties. We cannot predict the effect of future developments in the Cambodian legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, the preemption of local regulations by national laws, or the overturn of local government's decisions by the superior government. These uncertainties may limit legal protections available to us.

Agreement with Fairhills Capital Offshore Ltd.

On August 20, 2012, we entered into an investment agreement (the “Investment Agreement”) with Fairhills Capital Offshore Ltd, a Cayman Islands exempted company (“Fairhills”). Pursuant to the terms of the Investment Agreement, Fairhills shall commit to purchase, in a series of purchase transactions (“Puts”) up to Three Million ($3,000,000) Dollars of our common stock over a period of up to thirty-six (36) months.

The amount that are entitled to request with each Put delivered to Fairhills is equal to two hundred percent (200%) of the average daily volume (U.S. market only) of the common stock for the ten (10) trading days prior to the applicable notice date. Our common stock will be valued at a 25% discount from the weighted average trading price of our stock for the ten (10) trading days before Fairhills Capital receives our notice of sale.

In connection with the Investment Agreement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with Fairhills. Pursuant to the Registration Rights Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) covering 28,000,000 shares of the common stock underlying the Investment Agreement within 21 days after the closing of the Investment Agreement. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 120 days after the closing of the Investment Agreement and maintain the effectiveness of such registration statement until termination in accordance with the Investment Agreement.

In connection with the Financing Agreement, we also entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Fairhills.  Pursuant to the agreement, Fairhills has agreed to purchase 312,500 shares of our common stock at $0.24 per share for total proceeds of $75,000.

Personnel

As of March 9, 2012 we did not have any employees.  Brian Dicks, our current President, Treasurer and sole director, spends about 30 hours per week on our operations on a consulting basis.  Dr. Hilary Rodrigues is our current Chief Executive Officer and will be coordinating the Company’s consumer product development initiative. His skill set is of significant value to this project and his early departure would slow progress in this area. Dr. Rodrigues does not have a contract with the Company but is a shareholder.  On January 23, 2012, we entered into a consulting agreement with Dr. Ahmed Attia El Sheikh, wherein Dr. El Sheikh has agreed to provide certain consulting services as the Company’s Chief Agronomy Officer for a period of five years, effective March 5, 2012, on a consulting basis.  Additionally, we plan to engage a number of consultants in the areas of legal and accounting, as well as agronomy and management services on location in Cambodia.

DESCRIPTION OF PROPERTY

Our offices

Our office space is currently donated by our sole director and officer, Brian Dicks.  The office totals approximately 200 square feet in area.  Our office is located at 37 Bannisters Road, Corner Brook, Newfoundland, Canada, A2H 1M5.  Our telephone number is 709-660-3056.

Additionally, on March 9, 2012 our wholly owned subsidiary, Mighty Mekong Agro Industries Co., Ltd., entered into and closed a Lease Agreement with Sara Ramany, a resident of Cambodia for the lease of 20 hectares of land in the Kampong Speu Province of the Kingdom of Cambodia.  The land is intended to be used in agricultural production, and more specifically in the cultivation and propagation of Stevia plants.

Under the terms of the Lease Agreement, we will pay an annual fee of $10,000 per year, for an initial term of 5 years.  The agreement may be extended beyond this term by mutual agreement from the two parties.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against our Company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the OTC Bulletin Board, ticker symbol STNT.  The closing price of our common stock on November 5, 2012 was $0.11 per share.

Holders

As of the date hereof, the number of holders of record of our common stock was 40.

Dividends

We have never declared or paid any cash dividends on shares of our common or preferred stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and plan of operations together with our financial statements and related notes appearing elsewhere in this Prospectus.  Various statements have been made in this Prospectus that may constitute “forward-looking statements”. Forward-looking statements may also be made in Stevia Nutra’s Quarterly and Annual Reports filed with or furnished to the United States Securities and Exchange Commission (the “SEC”) and in other documents. In addition, from time to time, Stevia Nutra, through its management may make oral forward-looking statements. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from such statements. The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Stevia Nutra undertakes no obligation to update or revise any forward-looking statements.

Our Business

As our Company was unable to secure the financing required to continue with the car rental business, on January 4, 2012, in conjunction with the change in control, we changed our business focus the business of cultivation, development and post harvest processing of Stevia plants for use as a sweetener.  On March 9, 2012 our wholly owned subsidiary, Mighty Mekong Agro Industries Co., Ltd., entered into and closed a Lease Agreement with Sara Ramany, a resident of Cambodia for the lease of 20 hectares of land in the Kampong Speu Province of the Kingdom of Cambodia.  The land is intended to be used in agricultural production, and more specifically in the cultivation and propagation of Stevia plants.

Our initial plan of operations is to organize an operational team on the ground in Cambodia, contract with a local partner that will provide accounting services and manage logistics for our operations through Mighty Mekong Agro Industries, construct a Stevia propagation center and construct greenhouses and a nursery.  Following these developments, we anticipate propagating more than 1,000,000 seedlings ready for plantation and install approximately ten hectares of Stevia plants. To date we have our operations team in place, have contracted with Ecologica Ltd. as our local partner and our nuresey is now up and running with approximately seventy-five beds planted. We expect to have our first seedlings ready for transplanting into the field within the next thirty to forty-five days.

Results of Operations

Working Capital

	April 30, 2012 $	July 31, 2011 $

Current Assets	37,880	14,190
Current Liabilities	29,610	1,355
Working Capital	8,270	12,835

Cash Flows

	Nine months ended April 30, 2012 $	Nine months ended April 30, 2011 $

Cash Flows from (used in) Operating Activities	(105,999)	(9,625)
Cash Flows from (used in) Investing Activities	-	(1,177)
Cash Flows from (used in) Financing Activities	126,500	17,000
Net Increase (decrease) in Cash During Period	20,501	6,198

Operating Revenues

During the three and nine months ended April 30, 2012, our Company did not have any operating revenues compared with $nil of revenue for the three months and $1,150 of revenue for the nine months ended April 30, 2011.

Operating Expenses and Net Loss

Three months ended April 30, 2012 and 2011

Operating expenses for the three months ended April 30, 2012 were $379,950 compared with $3,541 for the three months ended April 30, 2011.  The increase in operating expenses was attributed to an increase of $374,933 in general and administrative costs relating to consulting fees, management fees and professional fees incurred with respect to the private sale of common shares, change in management, and standard SEC filing requirements and $1,476 in transfer agent fees.

Nine months ended April 30, 2012 and 2011

Operating expenses for the nine months ended April 30, 2012 was $416,182 compared with $10,910 for the nine months ended April 30, 2011.  The increase in operating expenses was attributed to an increase of $396,014 in general and administrative costs relating to consulting, management fees and professional fees incurred with respect to the private sale of common shares, change in management, and standard SEC filing requirements, and $9,393 in transfer agent fees offset by a decrease in amortization expenses of $135.

As at April 30, 2012, our Company had a net loss of $416,182 or $nil per share compared with a net loss of $9,760 or $nil per share as at April 30, 2011.

Results of Operations as of July 31, 2011 and 2010

Our net loss for the fiscal year ended July 31 2011 was $19,032 compared to a net loss of $133 during the fiscal year ended July 31, 2010. During fiscal year ended July 31, 2011, the Company generated $1,150 in revenue.

During the fiscal year ended July 31, 2011, we incurred general and administrative expenses of $15,441 and amortization expense of $4,164 compared to $133 incurred during fiscal year ended July 31, 2010.  These expenses incurred during the fiscal year ended July 31, 2011 consisted of: bank charges and interest of $152 (2010:  $-16); transfer agent fees of $4,164 (2010:  $0); professional fees of $11,150 (2010: $0); and miscellaneous charges of $4,139 (2010: $117).

Expenses incurred during fiscal year ended July 31, 2011 compared to fiscal year ended July 31, 2010 increased primarily due to the increased scale and scope of business operations.  General and administrative expenses generally include corporate overhead, financial and administrative contracted services, marketing, and consulting costs.

The weighted average number of shares outstanding was 8,703,014,315 for the fiscal year ended July 31, 2011 compared to 8,000,000 for the fiscal year ended July 31, 2010.

Liquidity and Capital Resources

Liquidity and Capital Resources for the nine months ended April 30, 2012 and 2011

As at April 30, 2012, our Company had a cash balance of $28,855 and total assets of $53,880 compared with a cash balance of $8,354 and total assets of $14,190 as at July 31, 2011.  The increase in cash is attributed to the fact that our Company utilized cash for operating expenditures offset by proceeds of $80,000 from issuance of common shares, $15,000  from common shares subscribed, $20,000 from promissory notes payable and $11,500 of new financing from a related party.  The increase in total assets is attributed to the increase in cash and the increase in accounts receivable of $350 for HST receivable, prepaid expenses of $2,839 for prepaid amounts paid for annual lease payment and $16,000 for long term deposits for security deposits on lease and rental agreements.

As at April 30, 2012, our Company had total liabilities of $49,610 compared with total liabilities of $1,355 as at July 31, 2011.  The increase in total liabilities was attributed to an increase in accounts payable of $29,372 due to unpaid expenditures incurred during the year and $20,000 for proceeds received in exchange for a promissory notes payable, with the increase being offset by a decrease in amounts owing to related parties of $1,117 due to settlement of outstanding amounts owing to the former President and Director of our Company.

As at April 30, 2012, our Company had a working capital surplus of $8,270 compared with a working capital surplus of $12,835 as at July 31, 2011.  The decrease in working capital surplus was due to the increase in accounts payable offset with the increase in current assets relating to cash from proceeds from the issuance of shares and promissory notes payables offset by operating expenditures for the period along with increases in accounts receivable for HST receivable, prepaid expenses paid for annual lease payment and decrease in due to related parties.

During the period ended April 30, 2012, our Company issued 633,334 new common shares and cancelled 80,000,000 existing common shares.

Cash Flows from Operating Activities

During the nine month period ended April 30, 2012, our Company used cash of $105,999 for operating activities as compared to use of $9,625 during the nine month period ended April 30, 2011.  The increase in cash used for operating activities during the year was due to payment of outstanding day-to-day obligations incurred by our Company during the year.

Cash Flows from Investing Activities

During the nine month period ended April 30, 2012, our Company did not have any investing activities compared with the use of $1,177 during the nine month period ended April 30, 2011 relating to the purchase of fixed assets.

Cash Flows from Financing Activities

During the nine month period ended April 30, 2012, our Company received proceeds of $126,500 compared with $17,000 for the nine month period ended April 30, 2011.  The proceeds received included $11,500 in financing from a related party, $20,000 from issuance of promissory notes payable, $80,000 from proceeds received from issuance of common shares and $15,000 from common stock subscribed.

Liquidity and Capital Resources for the year ended July 31, 2011

As of July 31, 2011, our current assets were $14,190 and our total liabilities were $1,355. As of July 31, 2011, current assets were comprised of $8,354 in cash and $5,836 in prepaid expenses; total liabilities were comprised of $1,117 in advances from a director and $238 in accounts payable.

As of July 31, 2011, our total assets were $14,190 comprised entirely of current assets.  Stockholders’ equity increased from $7,867 as of July 31, 2010 to $12,835 as of July 31, 2011.

Cash Flows from Operating Activities

We have not generated positive cash flows from operating activities. For the fiscal year ended July 31, 2011, net cash flows used in operating activities was ($24,053) consisting of a net loss of ($19,032); increase in prepaid expenses of ($5,836); depreciation expense of $135; loss on sale of fixed assets of $442 and accounts payable of $238. For the fiscal year ended July 31, 2010, net cash flows used in operating activities was $133. Net cash flows used in operating activities was ($24,186) for the period from inception (April 30, 2010) to July 31, 2011.

Cash Flows from Financing Activities

We have financed our operations primarily from either advancements or the issuance of equity and debt instruments. For the fiscal year ended July 31, 2011, net cash from financing activities was $25,000, consisting of $24,000 proceeds received from issuances of common stock and $1,000 in loan from a director. For the fiscal year ended July 31, 2010, net cash from financing activities was $8,117 consisting of $8,000 of proceeds received from issuances of common stock and $117 in loan from a director. For the period from inception (April 30, 2010) to July 31, 2011, net cash provided by financing activities was $33,117 consisting of $32,000 of proceeds received from issuances of common stock and $1,117 in loan from a director.

We expect that working capital requirements will continue to be funded through a combination of our existing funds and further issuances of securities. Our working capital requirements are expected to increase in line with the growth of our business.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with the accounting principles generally accepted in the United States of America. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financial statements.

Basis of Presentation

The consolidated financial statements of our Company have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) and are expressed in U.S. dollars.  Our company’s fiscal year end is July 31.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our company regularly evaluates estimates and assumptions related to the deferred income tax asset valuation allowances. Our company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by our Company may differ materially and adversely from our Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Interim Consolidated Financial Statements

These interim unaudited consolidated financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly our Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

Cash and Cash Equivalents

Our company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

Prepaid Expenses and Deposits

Our company has classified prepaid expenses and deposits held for less than one year as current assets and security deposits held for periods longer than one year as long-term assets.

Basic and Diluted Net Loss Per Share

Our company computes net loss per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

Stock-based Compensation

We record stock based compensation in accordance with the guidance in ASC Topic 718 which requires us to recognize expenses related to the fair value of its employee stock option awards. This eliminates accounting for share-based compensation transactions using the intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. We recognize the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

Financial Instruments

Pursuant to ASC 820, Fair Value Measurements and Disclosures, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 - Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 - Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 - Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities. Our company’s financial instruments consist principally of cash, bank indebtedness, accounts payable and accrued liabilities, and amounts due to related parties.  Pursuant to ASC 820, the fair value of our cash is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. We believe that the recorded values of all of our other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

Comprehensive Loss

ASC 220, Comprehensive Income, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As of April 30, 2012 and July 31, 2011, our Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

Foreign Currency Translation

Our company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with ASC 830 Foreign Currency Translation Matters, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars and Cambodian riels. Our company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have not had any changes in, or disagreements with, our accountants since our inception.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table lists the current members of our board of directors and our executive officers as of the date herof. Our directors hold office until their successors have been duly elected and qualified. The officers of our Company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors, executive officers and significant employees, their ages, positions held, and duration as such, are as follows:

Name	Age	Position

Brian W. Dicks	55	President, Chief Financial Officer, Principal Accounting Officer, Treasurer, and Director.
Dr. Hilary Rodrigues	69	Chief Executive Officer
Dr. Ahmed Attia El Sheikh	40	Chief Agronomy Officer

Our Director will serve in that capacity until our next annual shareholder meeting or until their successors are elected and qualified.  Officers hold their positions at the will of our Board of Directors.  There are no arrangements, agreements or understandings between non-management security holders and management under which non-management security holders may directly or indirectly participate in or influence the management of our affairs.

Brian W. Dicks

Mr. Dicks brings thirty years of senior management experience in financial and corporate governance within the private sector.  From 2001 to 2008, he was a financial advisor at the Financial Planning Services Ltd., a company that offers independent financial advice and solutions for both individual and business clients in Corner Brook, Newfoundland and Labrador, Canada.  As a financial advisor his primary duty and responsibility included providing corporate and individual financial planning services.  Service areas included insurance brokerage, investment management, retirement planning, group/individual pension plans, group/individual health plans.

Since 2008, Mr. Dicks has been a financial advisor at Alliance Financial Inc., a financial management solutions company with an emphasis on products and services to support corporate and personal financial planning requirements in the province of Newfoundland and Labrador, Canada.  As a financial advisor his duties and responsibilities includes providing corporate and individual financial planning services.  Service areas include insurance brokerage, investment management, retirement planning, group/individual pension plans, group/individual health plans.

Since 2009, Mr. Dicks has been the vice president of Visible Innovation Inc., a company that manufactures photoluminescent products in Corner Book, Newfoundland and Labrador, Canada.  As the vice president his primary duty and responsibility includes the conducting of market research and establishment of a distribution network throughout North America for line of Building and Marine sector code compliant photoluminescent safety products. Additional responsibilities include preparing a marketing business plan to support funding requirements.

We appointed Brian Dicks as an officer and director of the Company because of his extensive experience in financial planning and management.

Hilary Rodrigues

Dr. Hilary Rodrigues is a successful entrepreneur and passionate advocate for healthy living.  He studied dentistry at the University of London, England in 1969 and was appointed a lecturer at the Royal Dental Hospital.  He subsequently moved to Whitbourne, Newfoundland in 1974 to found the rural practice he continues to service today.

Dedicated to volunteerism, Dr. Rodrigues has served not only his local, but the international community in many capacities.  As both a mayor and deputy mayor of his municipality, an International Red Cross delegate, a member of the Canadian Agri-Foods Marketing Council and past chairman of the food and beverage committee of the Canadian Manufacturers and Exporters, Newfoundland and Labrador branch, Dr. Rodrigues has demonstrated an astute capacity to build bridges across many different forums.  His appointment to the Premier’s Committee, “Social Strategic Plan for Newfoundland and Labrador” in 2002 is a case in point for Dr. Rodrigues’ wide sphere of influence.

He founded the Rodrigues Winery, Newfoundland and Labrador’s first commercial winery and quickly developed an extensive network of contacts in the food and beverage industry in North America.  Since the Company’s humble beginnings in 1993, it has grown into an award-winning exporter of unique berry-flavoured wine.  It was certified Kosher in 1998, making Rodrigues Winery the only Canadian winery with this distinction.  The company currently distributes its products in Canada, the U.S. and Japan.

Late in 2011, Dr. Rodrigues expanded into the health food market founding SednaNutraceuticals Inc.  Foods such as blueberries, partridgeberries, cranberries and sea-buckthorn have a medicinal effect on human health and the Company uses cutting edge technologies for the production of nutrients, such as vitamin supplements.

Dr. Rodrigues joined Stevia Nutra Corporation as Chief Executive Officer (“CEO”) and will be instrumental in ensuring the Company becomes the world’s foremost producer of high quality stevia.

Ahmed Attia El Sheikh

Dr. Ahmed Attia El Sheikh, was a researcher, with the Breeding and Genetics Department at the Sugar Crops Research Institute, Agricultural Research Center, Ministry of Agriculture, Egypt (1995-2011). He was responsible for the stevia program for developing stevia crop cultivation and breeding as a new crop in the Sugar Crops Research Institute. Dr. El Sheikh has a PhD degree in Agricultural Sciences from Ain-Shams University, Egypt (2005) on stevia propagation methods and attended three training courses in advanced plant breeding in Michigan State University. Dr. El Sheikh was a speaker in the first stevia international conference (Stevia World, Shanghai, China, 2009) and has been a speaker in many conferences and special seminars worldwide (Egypt, China, Syria and USA). Dr. Ahmed Attia El Sheikh has been working on stevia cultivation, propagation and breeding in both academic and private sectors since year 2000 and is an advisor of four post graduate student degrees. During the course of his work, he was able to produce new stevia genotypes higher in both RebA content and leaf yield.

Other Directorships

Other than as disclosed above, during the last 5 years, none of our directors held any other directorships in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Board of Directors and Director Nominees

Since our Board of Directors does not include a majority of independent directors, the decisions of the Board regarding director nominees are made by persons who have an interest in the outcome of the determination.  The Board will consider candidates for directors proposed by security holders, although no formal procedures for submitting candidates have been adopted.  Unless otherwise determined, at any time not less than 90 days prior to the next annual Board meeting at which a slate of director nominees is adopted, the Board will accept written submissions from proposed nominees that include the name, address and telephone number of the proposed nominee; a brief statement of the nominee’s qualifications to serve as a director; and a statement as to why the security holder submitting the proposed nominee believes that the nomination would be in the best interests of our security holders.  If the proposed nominee is not the same person as the security holder submitting the name of the nominee, a letter from the nominee agreeing to the submission of his or her name for consideration should be provided at the time of submission.  The letter should be accompanied by a résumé supporting the nominee's qualifications to serve on the Board, as well as a list of references.

The Board identifies director nominees through a combination of referrals from different people, including management, existing Board members and security holders.  Once a candidate has been identified, the Board reviews the individual's experience and background and may discuss the proposed nominee with the source of the recommendation.  If the Board believes it to be appropriate, Board members may meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of the slate of director nominees submitted to security holders for election to the Board.

Conflicts of Interest

Our directors are not obligated to commit their full time and attention to our business and, accordingly, they may encounter a conflict of interest in allocating their time between our operations and those of other businesses.  In the course of their other business activities, they may become aware of investment and business opportunities which may be appropriate for presentation to us as well as other entities to which they owe a fiduciary duty.  As a result, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented.  They may also in the future become affiliated with entities that are engaged in business activities similar to those we intend to conduct.

In general, officers and directors of a corporation are required to present business opportunities to the corporation if:

●	the corporation could financially undertake the opportunity;

●	the opportunity is within the corporation’s line of business; and

●	it would be unfair to the corporation and its stockholders not to bring the opportunity to the attention of the corporation.

We have not yet adopted a code of ethics that obligates our directors, officers and employees to disclose potential conflicts of interest and prohibits those persons from engaging in such transactions without our consent.

Involvement in Certain Legal Proceedings

Our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

4.
being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.
being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease- and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or,

6.
being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self- regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

Audit Committee and Charter

We do not currently have an audit committee.

Code of Ethics

We have not yet adopted a corporate code of ethics. When we do adopt a code of ethics, we will announce it via the filing of a current report on form 8-K.

Family Relationships

There are no family relationships among our officers, directors, or persons nominated for such positions.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such reporting persons are required by rules of the SEC to furnish us with copies of all Section 16(a) reports they file.

The Company is not aware of Section 16(a) filings required by any directors and executive officers and holders of more than 10% of the Company’s common stock during the fiscal year ended January 31, 2012 that have not been timely  filed.

Code of Ethics

[Please provide Company Code of Ethics] The Company adheres to the “World Bank Performance Standards” in the planning and execution of its operations worldwide.

EXECUTIVE COMPENSATION

The following table sets forth the compensation of specified executive officers:

Summary Compensation Table(1)

Name and Principal Position	Year	Salary ($)	Total ($)
Brian W. Dicks,	2012	$5,000/Month	$5,000/Month
President, Chief Financial Officer, Principal Accounting Officer, Treasurer, and Director.

Dr. Ahmend Attia El Sheikh,	2012	$5,416.67/Month	$5,416.67/Month
Chief Agronomy Officer

(1)
We have omitted certain columns in the summary compensation table pursuant to Item 402(a)(5) of Regulation S-K as no compensation was awarded to, earned by, or paid to any of the executive officers or directors required to be reported in that table or column in any fiscal year covered by that table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for each named executive officer certain information concerning the outstanding equity award:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards : Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards : Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Dr. Ahmed Attia El Sheikh, Chief Agronomy Officer						500,000	$300,000

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers receive stock options at the discretion of our Board. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our Board.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Employment Contracts

Effective June 1, 2012, we entered into a consulting agreement with Atlantic and Pacific Communications Ltd., a company controlled by Brian W. Dicks, whereby Mr. Dicks has agreed to provide consulting services as the Company’s chief executive officer and president, for a period ending June 1, 2014.  In consideration for Mr. Dicks agreeing to provide such consulting, we have agreed to pay Mr. Dicks a salary of $5,000 per month during the term of the consulting agreement.

On January 23, 2012, we entered into a consulting agreement with Dr. Ahmed Attia El Sheikh, wherein Dr. El Sheikh has agreed to provide certain consulting services as our Chief Agronomy Officer for a period of five years, effective March 5, 2012.  As compensation, we have agreed to pay to Dr. El Sheikh $5,416.67 per month during the first year of services which will increase by $833.33 for every year of service provided by Dr. El Sheikh, up to a maximum increase of $4,166.67 per month during the fifth year of service.  In addition to the cash consideration, we have agreed to allot to Dr. Sheikh 500,000 shares of our common stock issuable every year during the term of the consulting agreement, up to a total of 2,500,000 shares.  As per the effective date of the agreement, we appointed Dr. El Sheikh as our Chief Agronomy Officer on March 5, 2012

Compensation of Directors

Our directors did not receive any compensation for their services as directors from our inception to the date of this report.  We have no formal plan for compensating our directors for their services in the future in their capacity as directors, although such directors are expected in the future to receive options to purchase shares of our common stock as awarded by our Board of Directors or by any compensation committee that may be established.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of October [*], 2012 for:

●	each of our executive officers and directors;
●	all of our executive officers and directors as a group; and
●	any other beneficial owner of more than 5% of our outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Common Stock	Brian Dicks (2) 37 Bannisters Road, Corner Brook, Newfoundland, Canada, A2H 1M5	17,000,000	22%

Common Stock	Dr. Hilary Rodrigues (3)	3,000,000	3.9%

Common Stock	Ahmed Attia El Sheikh (4) 37 Bannisters Road, Corner Brook, Newfoundland, Canada, A2H 1M5	500,000	(5)

	All Officers and Directors as a Group	20,500,000	26.5%

	All 5%+ Shareholders as a Group	0	0%

(1)	Based on 77,430,834 issued and outstanding shares of our common stock as of October [ ], 2012.
(2)
Brian Dicks is our President, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and director.  All of Mr. Dick’s shares are held in the name of Atlantic and Pacific Communications Inc.

(3)	Dr. Hilary Rodrigues is our Chief Executive Officer.
(4)	Dr. Attia El Sheikh is our Chief Agronomy Officer.
(5)	Less than 1%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

There have been no material transactions, series of similar transactions or currently proposed transactions during 2012 in which we or our subsidiary was or is to be a party, in which the amount involved exceeded the lesser of $120,000 or 1% of the average of our total assets at year end for the last two completed fiscal years and in which any director or executive officer or any security holder who is known to us to own of record or beneficially more than 5% of our common stock, or any member of the immediate family or sharing the household (other than a tenant or employee) of any of the foregoing persons, had a direct or indirect material interest.

Our board of directors consists solely of Brian W. Dicks.  There have been no transactions between our Company and Mr. Dicks which would be required to be reported herein.  There are no family relationships among our directors or executive officers.

Indebtedness of Management

No officer, director or security holder known to us to own of record or beneficially more than 5% of our common stock or any member of the immediate family or sharing the household (other than a tenant or employee) of any of the foregoing persons is indebted to us.

Transactions with Promoters

We did not expressly engage a promoter at the time of its formation.

Director Independence

Our securities are quoted on the OTC Bulletin Board which does not have any director independence requirements.  Once we engage further directors and officers, we plan to develop a definition of independence and scrutinize our Board of Directors with regard to this definition.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the United States Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549, this Registration Statement on Form S-1 under the Securities Act. This Registration Statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site (http://www.sec.gov ) that contains the Registration Statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, such as us.

You may also read and copy any reports, statements or other information that we have filed with the Commission at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public via commercial document retrieval services.

INDEX TO FINANCIAL STATEMENTS

STEVIA NUTRA CORP.
(formerly AAA Best Car Rental Inc.)

(A Development Stage Company)

Consolidated Financial Statements

(Expressed in US dollars)

April 30, 2012

(unaudited)

Consolidated Balance Sheets	F-2

Consolidated Statements of Operations	F-3

Consolidated Statements of Cash Flows	F-4

Notes to the Consolidated Financial Statements	F-5

STEVIA NUTRA CORP.
(formerly AAA Best Car Rental Inc.)
(A Development Stage Company)
Consolidated Balance Sheets
(unaudited)

	April 30, 2012 $	July 31, 2011 $

ASSETS

Cash	28,855	8,354
Accounts receivable	350	–
Prepaid expenses and deposits	8,675	5,836

Total Current Assets	37,880	14,190

Long Term Deposits	16,000	–

Total Assets	53,880	14,190

LIABILITIES

Current Liabilities

Accounts payable	29,610	238
Due to related parties	–	1,117

Total Current Liabilities	29,610	1,355

Notes Payable	20,000	–

Total Liabilities	49,610	1,355

STOCKHOLDERS’ EQUITY

Common Stock
Authorized: 200,000,000 common shares with a par value of $0.001 per share

Issued and outstanding: 76,333,334 and 156,000,000 common shares, respectively	76,633	156,000

Common Stock Subscribed	25,000	–

Subscription receivable	(10,000)	–

Additional Paid-in Capital	347,984	(124,000)

Accumulated deficit during the development stage	(435,347)	(19,165)

Total Stockholders’ Equity	4,270	12,835

Total Liabilities and Stockholders’ Equity	53,880	14,190

 (The accompanying notes are an integral part of these financial statements)

STEVIA NUTRA CORP.
(formerly AAA Best Car Rental Inc.)
(A Development Stage Company)
Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended April 30, 2012 $	For the Three Months Ended April 30, 2011 $	For the Nine Months Ended April 30, 2012 $	For the Nine Months Ended April 30, 2011 $	Accumulated from April 30, 2010 (date of inception) to April 30, 2012 $

Revenue	–	–	–	1,150	1,150

Operating Expenses

Amortization	–	–	–	135	135
General and administrative	378,474	3,541	406,789	10,775	422,363
Transfer agent and filing fees	1,476	–	9,393	–	13,557

Total Operating Expenses	379,950	3,541	416,182	10,910	436,055

Loss before other expense	(379,950)	(3,541)	(416,182)	(9,760)	(434,905)

Other expense

Loss on sale of fixed assets	–	–	–	–	(442)

Net Loss	(379,950)	(3,541)	(416,182)	(9,760)	(435,347)
Net Loss per Share – Basic and Diluted	–	–	–	–

Weighted Average Shares Outstanding – Basic and Diluted	140,931,144	125,730,330	140,930,687	121,868,130

 (The accompanying notes are an integral part of these financial statements)

STEVIA NUTRA CORP.
(formerly AAA Best Car Rental Inc.)
(A Development Stage Company)
Consolidated Statements of Cashflows
(unaudited)

	For the Nine Months Ended April 30, 2012 $	For the Nine Months Ended April 30, 2011 $	Accumulated from April 30, 2010 (date of inception) to April 30, 2012 $

Operating Activities

Net loss for the period	(416,182)	(9,760)	(435,347)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	–	135	135
Loss on sale of fixed assets	–	–	442
Shares issued for services	300,000	–	300,000

Changes in operating assets and liabilities:

Accounts receivable	(350)	–	(350)
Prepaid expenses	(2,839)	–	(8,675)
Accounts payable and accrued liabilities	29,372	–	29,610
Security deposits	(16,000)	–	(16,000)

Net Cash Used In Operating Activities	(105,999)	(9,625)	(130,185)

Investing Activities

Purchase of fixed assets	–	(1,177)	(1,177)
Sale of fixed assets	–	–	600

Net Cash Used In Investing Activities	–	(1,177)	(577)

Financing Activities

Proceeds from related party	11,500	–	12,617
Proceeds from promissory note	20,000	–	20,000
Proceeds from issuance of common shares	80,000	17,000	112,000
Proceeds from common stock subscribed	15,000	–	15,000

Net Cash Provided by Financing Activities	126,500	17,000	159,617

Change in Cash	20,501	6,198	28,855

Cash – Beginning of Period	8,354	7,985	–

Cash – End of Period	28,855	14,183	28,855

Supplemental Disclosures

Interest paid	–	–	–
Income tax paid	–	–	–

Non-cash investing and financing activities

Forgiveness of related party debt	12,617	–	12,617
Cancellation of common shares	80,000	–	80,000

 (The accompanying notes are an integral part of these financial statements)

Stevia Nutra Corp.
(formerly AAA Best Car Rental Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US dollars)
(unaudited)

1.     Nature of Operations and Continuance of Business

Stevia Nutra Corp. (the “Company”) was incorporated in the State of Nevada on April 30, 2010. The Company is a development stage company, as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915, Development Stage Entities.

On January 4, 2012, the Company underwent a change of control where the former President and Director of the Company sold 120,000,000 post-split common shares to a company controlled by the current President and Director of the Company.  In addition to the private sale of common shares, the Company and its Board of Directors changed its name to Stevia Nutra Corp. and changed its principal operations from the business of car rental to focusing on the business of cultivation, development and post-harvest processing of Stevia plants for use as a sweetener.

On January 20, 2012, Mighty Mekong Argo Industries Co., Ltd., the Company’s wholly owned subsidiary, was incorporated in the Kingdom of Cambodia to assist with the cultivation and propagation of Stevia plants.

Going Concern
These consolidated financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. As of April 30, 2012, the Company has not recognized any revenue, and has an accumulated deficit of $435,347. The continuation of the Company as a going concern is dependent upon the continued financial support from its management, and its ability to identify future investment opportunities and obtain the necessary debt or equity financing, and generating profitable operations from the Company’s future operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.  These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.     Summary of Significant Accounting Policies

a)	Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) and are expressed in U.S. dollars.  The Company’s fiscal year end is July 31.

b)	Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Stevia Nutra Corp.
(formerly AAA Best Car Rental Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US dollars)
(unaudited)

2.     Summary of Significant Accounting Policies (continued)

c)	Interim Consolidated Financial Statements

These interim unaudited consolidated financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

d)	Cash and cash equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

e)	Prepaid expenses and deposits

The Company has classified prepaid expenses and deposits held for less than one year as current assets and security deposits held for periods longer than one year as long-term assets.

f)	Basic and Diluted Net Loss per Share

The Company computes net loss per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

g)	Financial Instruments

Pursuant to ASC 820, Fair Value Measurements and Disclosures, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Stevia Nutra Corp.
(formerly AAA Best Car Rental Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US dollars)
(unaudited)

2.     Summary of Significant Accounting Policies (continued)

g)	Financial Instruments (continued)

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities. The Company’s financial instruments consist principally of cash, bank indebtedness, accounts payable and accrued liabilities, and amounts due to related parties.  Pursuant to ASC 820, the fair value of our cash is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. We believe that the recorded values of all of our other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

h)	Comprehensive Loss

ASC 220, Comprehensive Income, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As of April 30, 2012 and July 31, 2011, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

i)	Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

j)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with ASC 830 Foreign Currency Translation Matters, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars and Cambodian riels. The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

3.     Notes Payable

On March 5, 2012, the Company issued a promissory note for $10,000 to a non-related party. The amount owing is unsecured, with interest accruing at 5% per annum, and due March 5, 2014. As at April 30, 2012, accrued interest of $77 (2011 - $nil) was recorded in accounts payable and accrued liabilities.

On March 29, 2012, the Company issued a promissory note for $10,000 to a non-related party. The amount owing is unsecured, with interest accruing at 5% per annum, and due March 29, 2014. As at April 30, 2012, accrued interest of $45 (2011 - $nil) was recorded in accounts payable and accrued liabilities.

4.     Common Stock

On January 11, 2012, the Company increased the authorized number of common shares from 75,000,000 common shares to 200,000,000 common shares and effected a forward split of the Company’s issued and outstanding shares on a basis of 15 for 1. Upon effect of the forward split, the Company’s issued and outstanding shares of common stock increased from 10,400,000 to 156,000,000 shares of common stock, with a par value of $0.001, and has been applied on a retroactive basis.

Stevia Nutra Corp.
(formerly AAA Best Car Rental Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US dollars)
(unaudited)

4.     Common Stock (continued)

On March 5, 2012, the Company issued 500,000 common shares with a fair value of $300,000 to the Company’s Chief Agronomy Officer pursuant to the consulting agreement dated January 21, 2012. The fair value of the shares was based on the share price per private placements issued during the same period.

On March 9, 2012, a company controlled by the President of the Company cancelled 80,000,000 common shares of the Company.

On April 4, 2012, the Company issued 91,667 shares of common stock at a price of $0.60 per share for total cash proceeds of $55,000.

On April 18, 2012, the Company issued 41,667 shares of common stock at a price of $0.60 per share for total cash proceeds of $25,000.

On April 27, 2012, the Company authorized the issuance of 41,667 shares of common stock at a price of $0.60 per share for total cash proceeds of $25,000. The shares were issued subsequent to period end and included as common stock subscribed and $10,000 of the proceeds were received subsequent to period end and included in subscription receivable.

5.     Related Party Transactions

As at April 30, 2012, the Company owed $nil (2011 - $1,117) to the former President and Director of the Company.  The amount owing is unsecured, non-interest bearing, and due on demand.  On January 4, 2012, the former President and Director of the Company provided the Company with a release from any liabilities owed, resulting in a gain on the forgiveness of the loan of $12,617 which has been applied against additional paid-in capital.

6.     Commitments

On January 23, 2012, the Company entered into a consulting agreement with a non-related party for services as the Chief Agronomy Officer of the Company. Under the terms of the agreement, the Company will pay $5,416.67 per month, with an annual increase of $853.33 per month and issue 2,500,000 common shares of the Company payable at the rate of 500,000 common shares per annum over a period of five years commencing March 5, 2012.

On March 9, 2012, the Company’s wholly owned subsidiary, Mighty Mekong Argo Industries Co., Inc., entered into a land lease agreement whereby Mighty Mekong will lease 20 hectares of land in the Kampong Speu Province of the Kingdom of Cambodia to be used for the cultivation and propagation of Stevia plants for US$10,000 per year.

7.     Subsequent Events

41,667 common shares were issued subsequent to year end pursuant to the private placement approved by the Board of Directors on April 27, 2012 and included as common shares subscribed.

INDEX TO FINANCIAL STATEMENTS

AAA BEST CAR RENTAL INC.
 (A DEVELOPMENT STAGE COMPANY)
TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm
Balance Sheets (Audited) as of July 31, 2011 and July 31, 2010
Statements of Operations (Audited) for the year ended July 31, 2011; and the periods from inception (April 30, 2010) to July 31, 2011 and 2010
Statement of Stockholders’ Equity (Audited) from inception (April 30, 2010) to July 31, 2011
Statements of Cash Flows (Audited) for the year ended July 31, 2011; and the periods from inception (April 30, 2010) to July 31, 2011 and 2010
Notes to the Audited Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

AAA Best Car Rental Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of AAA Best Car Rental Inc.  (a development stage company) as of July 31, 2011 and 2010 the related statements of operations, changes in stockholders' deficit, and cash flows for the year ended July 31, 2011 and for the periods from April 30, 2010 (inception) through July 31, 2011 and 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AAA Best Car Rental Inc., as of July 31, 2011 and 2010, and the results of its operations and cash flows for the periods described above in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a working capital deficit and incurred an accumulated net loss from operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC

www.mkacpas.com
Houston, Texas
October 27, 2011

AAA BEST CAR RENTAL INC (A Development Stage Company) Balance Sheets

Assets

	July 31,	July 31,
	2011	2010
Current Assets
Cash	$8,354	$7,984
Prepaid Expenses	5,836	-

Total Current Assets	14,190	7,984
Long-Term Assets
Fixed Assets	-	-

Total Long-Term Assets	-	-
Total Assets	$14,190	$7,984
Liabilities and Stockholders’ Equity

Current Liabilities
Loan from Director	$1,117	$117
Accounts Payable	238	-

Total Current Liabilities	1,355	117

Total Liabilities	1,355	117

Stockholders’ Equity

Common stock, $0.001par value, 75,000,000 shares authorized;
10,400,000 shares issued and outstanding (8,000,000 as of July 31, 2010)	10,400	8,000
Additional paid-in-capital	21,600	-
Deficit accumulated during the development stage	(19,165)	(133)

Total stockholders’ equity	12,835	7,867

Total liabilities and stockholders’ equity	$14,190	$7,984

The accompanying notes are an integral part of these financial statements.

AAA BEST CAR RENTAL INC (A Development Stage Company) Statements of Operations
	Year ended July 31, 2011	From Inception On April 30, 2010 to July 31, 2010	From Inception On April 30, 2010 to July 31, 2011
Revenue	$1,150	$-	$1,150

Operating Expenses
General and Administrative Expenses	15,441	133	15,574
Transfer Agent Fees	4,164	-	4,164
Total Operating Expenses	19,605	133	19,738
Loss Before Other Expenses	(19,605)	(133)	(19,738)
Other Expense
Depreciation and Amortization	(135)	-	(135)
Loss on sale of fixed assets	(442)	-	(442)
Net (loss)	$(19,032)	$(133)	$(19,165)

(Loss) per common share – Basic and diluted	$(0.00)	$(0.00)

Weighted Average Number of Common Shares Outstanding	8,703,014	8,000,000

The accompanying notes are an integral part of these financial statements.

AAA BEST CAR RENTAL INC (A Development Stage Company) Statement of Stockholders’ Equity From Inception on April 30, 2010 to July 31, 2011
	Number of Common Shares	Amount	Additional Paid-in- Capital	Deficit accumulated During development stage	Total

Balance at inception on April 30, 2010

Common shares issued for cash at $0.001	8,000,000	$8,000	$-	$-	$8,000
Net (loss)				(133)	(133)

Balance as of July 31, 2010	8,000,000	$8,000	$-	$(133)	$7,867
Common shares issued for cash at $0.01	2,400,000	2,400	21,600	-	24,000
Net (loss)				(19,032)	(19,032)

Balance as of July 31, 2011	10,400,000	$10,400	$21,600	$(19,165)	$12,835

The accompanying notes are an integral part of these financial statements.

AAA BEST CAR RENTAL INC (A Development Stage Company) Statements of Cash Flows
	Year ended July 31, 2011	From Inception On April 30, 2010 to July 31, 2010	From Inception On April 30, 2010 to July 31, 2011
Operating Activities
Net (loss) for the period	$(19,032)	$(133)	$(19,165)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	135	-	135
Loss on sale of fixed assets	442	-	442
Changes in operating assets and liabilities:
Accounts payable	238	-	238
Prepaid expenses	(5,836)	-	(5,836)

Net cash (used) for operating activities	(24,053)	(133)	(24,186)

Investing Activities
Proceed from sale of fixed assets	600	-	600
Cash paid for purchase of fixed assets	(1,177)	-	(1,177)

Net cash (used) for investing activities	(577)	-	(577)

Financing Activities
Loans from Director	1,000	117	1,117
Sale of common stock	24,000	8,000	32,000

Net cash provided by financing activities	25,000	8,117	33,117

Net increase (decrease) in cash and equivalents	370	7,984	8,354

Cash and equivalents at beginning of the period	7,984	-	-
Cash and equivalents at end of the period	$8,354	$7,984	$8,354

Supplemental cash flow information:

Cash paid for:
Interest	-	-	-
Taxes	-	-	-
Non-Cash Activities	-	-	-
The accompanying notes are an integral part of these financial statements.

AAA BEST CAR RENTAL INC
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2011

NOTE 1 - ORGANIZATION AND BUSINESS OPERATIONS

AAA Best Car Rental Inc was founded in the State of Nevada on April 30, 2010. The Company intends to provide car rental service.  The Company is in the development stage as defined under Statement on Financial Accounting Standards Accounting Standards Codification FASB ASC 915-205 "Development-Stage Entities.”  Since inception through July 31, 2011, the Company has generated $1,150 in revenue and has accumulated losses of $19,165.

NOTE 2 - GOING CONCERN

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.  The Company has incurred losses since inception resulting in an accumulated deficit of $19,165 as of July 31, 2011 and further losses are anticipated in the development of its business raising substantial doubt about the Company’s ability to continue as a going concern.  The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with existing cash on hand and loans from directors and/or private placement of common stock.  These financials do not include any adjustments relating to the recoverability and reclassification of recorded asset amounts, or amounts and classifications of liabilities that might result from this uncertainty.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars.

Cash and Cash equivalents
For purposes of Statement of Cash Flows the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

Development Stage Company
The Company is considered a development stage company, having limited operating revenues during the period presented, as defined by Accounting Standards Codification ASC 915-205 “Development-Stage Entities”.  ASC 915-205 requires companies to report their operations, shareholders equity and cash flows since inception through the date that revenues are generated from management’s intended operations, among other things.

Use of Estimates and Assumptions
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.  Actual results could differ from those estimates.

Foreign Currency Translation
The Company's functional currency and its reporting currency is the United States dollar.

AAA BEST CAR RENTAL INC
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2011

Fair Value of Financial Instruments
Pursuant to ASC 820, Fair Value Measurements and Disclosures and ASC 825, Financial Instruments, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 and 825 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 and 825 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1
Applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2
Applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3
Applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, accounts payable and amounts due to related parties. Pursuant to ASC 820 and 825, the fair value of our cash is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. We believe that the recorded values of all of our other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

Income Taxes
The Company provides for income taxes under ASC 740, Accounting for Income Taxes. ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company has $19,165 of net operating losses carried forward to offset taxable income in future years which expire commencing in fiscal 2030. The income tax benefit differs from the amount computed by applying the US federal income tax rate of 34% to net loss before income taxes for the year ended July 31, 2011 and had no uncertain tax positions as at July 31, 2011:

Net deferred tax assets consist of the following components as of:

	July 31, 2011	July 31, 2010
NOL Carryover	$6,327	$45
Valuation Allowance	(6,327)	(45)
Net deferred tax assets	$-	$-

AAA BEST CAR RENTAL INC
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2011

Basic and Diluted Loss Per Share
The Company computes net loss per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. As at July 31, 2011 and 2010, the Company had no potentially dilutive shares.

Long-Lived Assets
The Company has adopted Accounting Standards Codification No. 360 (“ASC-360”). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC-360 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Stock-based Compensation
The Company records stock based compensation in accordance with the guidance in ASC Topic 718 which requires the Company to recognize expenses related to the fair value of its employee stock option awards. This eliminates accounting for share-based compensation transactions using the intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

Revenue Recognition
The Company will recognize revenue in accordance with Accounting Standards Codification No. 605, REVENUE RECOGNITION ("ASC-605"), ASC-605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company will defer any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

Advertising
The Company follows the policy of charging the costs of advertising to expenses incurred. The Company incurred $0 in advertising costs during the period ended July 31, 2011.

AAA BEST CAR RENTAL INC
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2011

Recent accounting pronouncements
In June 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2011-05,
“Comprehensive Income (Topic 220): Presentation of Comprehensive Income”, which is effective for annual reporting periods beginning after December 15, 2011. ASU 2011-05 will become effective for the Company on January 1, 2012. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In addition, items of other comprehensive income that are reclassified to profit or loss are required to be presented separately on the face of the financial statements. This guidance is intended to increase the prominence of other comprehensive income in financial statements by requiring that such amounts be presented either in a single continuous statement of income and comprehensive income or separately in consecutive statements of income and comprehensive income. The adoption of ASU 2011-05 is not expected to have a material impact on our financial position or results of operations.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”, which is effective for annual reporting periods beginning after December 15, 2011. This guidance amends certain accounting and disclosure requirements related to fair value measurements. Additional disclosure requirements in the update include: (1) for Level 3 fair value measurements, quantitative information about unobservable inputs used, a description of the valuation processes used by the entity, and a qualitative discussion about the sensitivity of the measurements to changes in the unobservable inputs; (2) for an entity’s use of a nonfinancial asset that is different from the asset’s highest and best use, the reason for the difference; (3) for financial instruments not measured at fair value but for which disclosure of fair value is required, the fair value hierarchy level in which the fair value measurements were determined; and (4) the disclosure of all transfers between Level 1 and Level 2 of the fair value hierarchy. ASU 2011-04 will become effective for the Company on January 1, 2012. The Company does not expect that the guidance effective in future periods will have a material impact on its financial statements.

In April 2011, the FASB issued ASU 2011-02, “Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring”. This amendment explains which modifications constitute troubled debt restructurings (“TDR”). Under the new guidance, the definition of a troubled debt restructuring remains essentially unchanged, and for a loan modification to be considered a TDR, certain basic criteria must still be met. For public companies, the new guidance is effective for interim and annual periods beginning on or after June 15, 2011, and applies retrospectively to restructuring occurring on or after the beginning of the fiscal year of adoption. The Company does not expect that the guidance effective in future periods will have a material impact on its financial statements.

In January 2010, the FASB issued an amendment to ASC 820, Fair Value Measurements and Disclosure, to require reporting entities to separately disclose the amounts and business rationale for significant transfers in and out of Level 1 and Level 2 fair value measurements and separately present information regarding purchase, sale, issuance, and settlement of Level 3 fair value measures on a gross basis. This standard, for which the Company is currently assessing the impact, is effective for interim and annual reporting periods beginning after December 15, 2009 with the exception of disclosures regarding the purchase, sale, issuance, and settlement of Level 3 fair value measures which are effective for fiscal years beginning after December 15, 2010. The adoption of this standard is not expected to have a significant impact on the Company’s financial statements.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

AAA BEST CAR RENTAL INC
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2011

NOTE 4 - COMMON STOCK

The authorized capital of the Company is 75,000,000 common shares with a par value of $ 0.001 per share.
On July 16, 2010, the Company issued 8,000,000 shares of common stock at a price of $0.001 per share, to its sole Director, for total cash proceeds of $8,000.

In April and May 2011, the Company issued 2,400,000 shares of common stock at a price of $0.01 per share, for total cash proceeds of $24,000.

During the period Inception (April 30, 2010) to July 31, 2011, the Company sold a total of 10,400,000 shares of common stock for total cash proceeds of $32,000.

NOTE 5 – DUE TO RELATED PARTY

The Director loaned $1,117 to the Company.  The amount is due on demand, non-interest bearing and unsecured.

NOTE 6- ASSETS

On October 2nd, 2010 the Company purchased a car for $1,177.  On June 29, 2011 the Company sold a car for $600.  The loss on sale of fixed assets was $442 due to the sale price being lower than the purchase price.

NOTE 7- SUBSEQUENT EVENTS

There were no events subsequent to the year ended July 31, 2011 that would warrant further disclosures.

STEVIA NUTRA CORP.

19,312,500 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is ____________, 2012

PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.       Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee		$0
Federal Taxes	$
State Taxes and Fees	$
Placement Agent Fees and Expenses	$
Accounting Fees and Expenses	$
Legal Fees and Expense	$
Blue Sky Fees and Expenses	$
Miscellaneous	$
Total	$

All amounts are estimates other than the Commission’s registration fee. Fairhills is paying all expenses, except for Accounting Fees and Expenses, of the offering listed above.

Item 14.       Indemnification of Directors and Officers

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of us is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

●	Chapter 78 of the Nevada Revised Statutes (the “NRS”).

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the Articles of Incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.5702 of the NRS provides as follows:

1.
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)
acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Item 15.       Recent Sales of Unregistered Securities

During the last three years, we completed the following sales of unregistered securities:

●
On July 16, 2010, we issued 8,000,000 pre-split shares of common stock at a price of $0.001 per share, tour former sole director, for total cash proceeds of $8,000.  We issued these shares without a prospectus pursuant to exemptions from registration found in Regulation S of the Securities Act of 1933, as amended.

●
On March 5, 2012 we issued 500,000 to Dr. Attia El Sheikh, our Chief Agronomy Officer.  These shares were issued pursuant to a consulting agreement with our Company and in reliance on exemptions from registration found in Section 4(2) of the Securities Act of 1933, as amended.

Since our inception we have made no purchases of our equity securities.

Item 16.       Exhibits and Financial Statement Schedules

3.1	Articles of Incorporation(1)
3.2	Certificate of amendment to Articles of Incorporation(2)
3.3	Bylaws(1)
5.1*	Form of Legal Opinion of Anslow & Jaclin, LLP
10.1	Consulting Agreement, dated June 1, 2012, by and between Atlantic and Pacific Communications Ltd. and Stevia Nutra Corp.(3)
10.2	Investment Agreement. dated August 20, 2012.by and between Fairhills Capital Offshore Ltd. and Stevia Nutra Corp. (4)
10.3	Registration Rights Agreement. Dated August 20, 2012.by and between Fairhills Capital Offshore Ltd. and Stevia Nutra Corp.(4)
10.4	Securities Purchase Agreement, dated August 20, 2012, by and between Fairhills Capital Offshore Ltd. and Stevia Nutra Corp.(4)
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Legal Opinion (filed as Exhibit 5.1)
101.INS**	XBRL Instance Document
101.SCH**	XB RL Taxonomy Extension Schema Document
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB**	XBRL Taxonomy Extension Label Linkbase Document
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

(1) Filed as an exhibit to our Form S-1 with the SEC on October 26, 2010
(2) Filed as an exhibit to our Current Report on Form 8-K with the SEC on March 1, 2012
(3) Filed as an exhibit to our Current Report on Form 8-K with the SEC on June 7, 2012
(4) Filed as an exhibit to our Current Report on Form 8-K with the SEC on August 22, 2012
*Filed Herewith
** Furnished herewith. XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

Item 17. Undertakings

Undertaking Required by Item 512 of Regulation S-K.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which it offers or sells securities are being made, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this rule do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is not part of the registration statement.

Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to item 1100(c) of Regulation AB.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(4) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is relying on Rule 430B:

(i) Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of a registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

If the registrant is relying on Rule 430A:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Stevia Nutra Corp. the registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, November 5, 2012.

STEVIA NUTRA CORP.

By:	/s/ Brian W. Dicks.
Brian W. Dicks
Duly Authorized, President

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian Dicks	Chief Financial Officer, President, and Director	November 5, 2012
Brian Dicks